Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL RECEIVES NOTICE OF INITIAL DETERMINATION
IN ITC PATENT INFRINGEMENT ACTION AGAINST NOKIA

Judge finds patents valid and enforceable but not infringed;
InterDigital to petition for review by full Commission

KING OF PRUSSIA, PA – August 14, 2009 – InterDigital, Inc. (NASDAQ: IDCC) today announced that it has received notice indicating that the Chief Administrative Law Judge (ALJ) overseeing the U.S. International Trade Commission (Commission) action brought by InterDigital Communications, LLC and InterDigital Technology Corporation against Nokia Corporation and Nokia, Inc. (Nokia) has filed an initial determination (ID) finding no violation of Section 337 of the Tariff Act of 1930. While the company has not yet received the full ID, the notice indicates that the ALJ determined that the patents, while valid and enforceable, are not infringed by Nokia’s 3G WCDMA handsets. InterDigital intends to submit a petition for review of the ID to the full Commission.

“We strongly disagree with the ALJ’s determination with respect to infringement, and we will exercise our right to petition to the Commission for a review of the ID,” said William J. Merritt, President and Chief Executive Officer of InterDigital. “As the Commission has done in a recent case involving Tessera Technologies, we would hope that the Commission will review the ID and, contrary to the ALJ’s determination, find a Section 337 violation.”

By rule, InterDigital has 12 days after service of the full ID to submit a petition for review to the full Commission. The Commission is expected to decide whether it will review the ID within 60 days of service of the full ID. If the Commission does not grant a review of the ID, or grants a review but finds no violation, InterDigital has 60 days to file an appeal with the U.S. Court of Appeals for the Federal Circuit. If the Commission grants a review of the ID, the Commission’s final determination is expected to be issued by December 14, 2009. The Commission can affirm, modify or reverse the ALJ’s decision in developing the Commission’s final determination. Should the Commission review the ID and find a violation of Section 337, the ALJ recommends the issuance of a limited exclusion order barring entry into the United States of infringing Nokia 3G WCDMA handsets and components as well as the issuance of appropriate cease and desist orders.

Mr. Merritt also noted that, “While we are disappointed with the ALJ’s determination, the patents asserted in this case represent a very small fraction of our total 3G portfolio. We currently hold and continue to receive patents covering inventions that we believe are essential to the 2G, 3G and emerging LTE standards. Other manufacturers, representing roughly half the 3G market, have recognized our intellectual property’s strength and relevance and entered into licensing agreements with us. We, therefore, remain confident in our goal of licensing all manufacturers of 3G terminal units.”

In August 2007, InterDigital filed a complaint with the ITC alleging that Nokia engaged in unfair trade practices by selling for importation into the United States, importing, and selling after importation certain 3G handsets and components that infringe four of InterDigital’s U.S. patents.

This press release contains forward-looking statements regarding our current beliefs, plans and expectations with respect to the Commission review process. Words such as “expected,” “intends,” “will” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to, those identified in this press release as well as an adverse decision by the full Commission. We undertake no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

About InterDigital

InterDigital® designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800